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                                                                    Exhibit 10.3

                        TEMPORARY ENHANCED SEVERANCE PLAN

The Temporary Enhanced Severance Plan was adopted for all members of the Executive Management Group.

TERM

     The terms of the plan are in effect from May 1, 1998 through December 31, 1998.

     If severance entitlement is not triggered during this period, the term of the Plan shall end (without any severance being payable), unless the term is affirmatively extended by the Compensation Committee.

TRIGGER

     Qualifying Termination during the term of the Plan will trigger the plan provisions.

QUALIFYING TERMINATION

     *  Involuntary termination without Cause
     * Constructive termination because of a substantial diminution in position, authority, duties or responsibilities
     * Constructive termination because of a significant decrease in pay and benefits
     * Constructive termination because the Corporation requires the employee to increase his or her one-way commute to his or her principal place of work by more than 50 miles.

     There is no Qualifying Termination if there is an asset or stock sale of a facility, or a similar transaction, and the executive (1) accepts employment with the buyer or (2) rejects the buyer's offer of employment in a position not requiring relocation and paying at least equivalent base salary.

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CASH SEVERANCE AMOUNT

     * 150% of "target cash compensation" (i.e., the annual rate of base salary in effect as of May 1, 1998, plus target profit-sharing and management incentive plan at 100% for the current fiscal year), plus a cash "pension makeup" amount equal to the difference between the executive's actual Retirement Plan-plus-SERP benefit and the benefit that would be paid if the executive had 18 months additional benefit accrual service. (This pension makeup payment is calculated in accordance with the methodology described in the Change of Controls Agreements--except that it is an 18 month, rather than a 3-year makeup.)

     * Cash severance under this Plan is in lieu of payment under the Corporation's regular severance (salary continuation) plan

     * If a termination would (or may) trigger severance pay under this Plan and under the change-in-control provisions of the executive's employment agreement or change-in-control agreement, second-to-be paid severance payment will be offset by the first to be paid

     * Cash severance amount is paid in a single sum as soon as reasonably practicable after the Qualifying Termination, net of required withholding

EFFECT ON EQUITY AWARDS

       Option and restricted stock grants outstanding at the time of Qualifying Termination and granted prior to April 1, 1998 become currently and immediately fully vested (and restrictions lapse) upon the Qualifying Termination and the post-termination exercise period extends for 90 days. There is no effect on the Deferred Stock Awards granted in May, 1998.

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